EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders of
Alba Plant LLC

In our opinion, the balance sheets and the related statements of operations, statements of stockholders’ equity and statements of cash flows present fairly, in all material respects, the financial position of Alba Plant LLC (the “Company”) at December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Houston, TX
February 15, 2008